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                                                                  Exhibit 23.2



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements Nos. 333-43588, 333-43586, 333-56772, 333-56774, 333-39817, 333-67881, 333-21585
and 333-23937 of Lightbridge, Inc. on Form S-8 of our report dated January 7, 1998, relating to the financial statements of Subscriber Computing, Inc. as of September 30, 1997 and for the year then ended (not presented separately therein or in any registration statements incorporated by reference therein), which is incorporated by reference in this Amendment No. 1 to the Current Report on Form 8-K/A of Lightbridge, Inc. dated February 7, 2001 and appears in the Annual Report on Form 10-K of Corsair Communications, Inc. for the fiscal year ended December 31, 1999.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Costa Mesa, California
March 12, 2001